UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2019

Quantum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-13449	94-2665054
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

224 Airport Parkway, Suite 550

San Jose, CA 95110

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 944-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 29, 2019, Quantum Corporation (the “Company”) appointed Lewis W. Moorehead as the Company’s Chief Accounting Officer (“CAO”).

From November 2016 to October 2018, Mr. Moorehead, 46, served as the Director of Finance, Accounting and Tax of Carvana Co. Prior to joining Carvana Co., Mr. Moorehead was the Managing Partner of Quassey Holdings LLC from September 2013 to December 2014 and from April 2014 to September 2016. From January 2014 to March 2014, Mr. Moorehead was the Chief Financial Officer of SMTP, Inc. Prior to joining Quassey, Mr. Moorehead served as Vice President and Principal Accounting Officer for Limelight Networks from March 2010 to August 2013. From June 2008 to March 2010, Mr. Moorehead served as Chief Accounting Officer for eTelecare Global Solutions. Mr. Moorehead started his career with PricewaterhouseCoopers. He holds a BBA in accounting from the University of Wisconsin -Whitewater.

In connection with his employment as Chief Accounting Officer, Mr. Moorehead entered into an offer letter (the “Offer Letter”) with the Company providing for the following terms:

Base salary: $300,000

Bonus Opportunity: Mr. Moorehead will be eligible to participate in the Company’s annual incentive plan on terms determined by the Leadership and Compensation Committee of the Board (the “LCC”), with a target bonus of 50% of his annual base salary.

Equity awards:

Restricted stock units (“RSUs”): Mr. Moorehead will be entitled to RSUs covering 50,000 shares of the Company’s common stock, which will vest in equal annual installments on the first, second and third anniversary of the award date, subject to Mr. Moorehead’s continued service with the Company.

Performance Units (“PSUs”): In addition to the RSU award, Mr. Moorehead will be entitled to PSUs covering a maximum of 50,000 shares of the Company’s common stock. The PSUs will vest based on achievement of specified levels of the average closing prices of the Company’s common stock during any sixty (60) day trading period (the “60-Day Average Price”), occurring during the time frames specified below, subject to Mr. Moorehead’s continued service with the Company through the later of the achievement date and the vest date as follows:

•	16,666 Shares will be earned, if, at any time between June 1, 2018 and May 31, 2022, the 60-Day Average Price is at least $4.00 and will vest upon the later of the LCC certification and May 31, 2019.

•

An additional 16,666 Shares will be earned, if, at any time between June 1, 2018 and May 31, 2022, the 60-Day Average Price is at least $5.00 and will vest upon the later of the LCC certification and May 31, 2020.

•

An additional 16,667 Shares will be earned, if, at any time between June 1, 2018 and May 31, 2022, the 60-Day Average Price is at least $6.00 and will vest upon the later of the LCC certification and May 31, 2021.

The RSU and PSU awards will be subject to the terms of the Company’s 2012 Long-Term Incentive Plan and will be made effective as of the first business day on which the Company becomes current with respect to its filings under the Securities Exchange Act of 1934, as amended.

Change of Control: Mr. Moorehead has entered into a Change of Control Agreement with the Company (the “Change of Control Agreement”), under which, if a Change of Control of the Company occurs and within 12 months following the Change of Control, Mr. Moorehead’s employment with the Company ends as a result of an Involuntary Termination (as each such term is defined in the Change of Control Agreement), the Company will provide to Mr. Moorehead the following severance payments and benefits:

•	a lump sum cash payment equal to twelve (12) months of his then-annual base salary and target bonus,

•	100% accelerated vesting of his then-outstanding equity awards, and

•

Reimbursement of premiums for twelve (12) months continued COBRA coverage for Mr. Moorehead and his eligible dependents (or such earlier date that Mr. Moorehead is no longer eligible for COBRA), subject to the terms set forth in the Change of Control Agreement.

The severance payments are subject to Mr. Moorehead entering into and not revoking a release agreement in substantially the form attached to the Change of Control Agreement following his termination.

There are no arrangements or understandings between Mr. Moorehead and any other persons pursuant to which he was selected as Chief Accounting Officer. There are no family relationships between Mr. Moorehead and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2019	QUANTUM CORPORATION (Registrant)

	By:	/s/ Shawn D. Hall
	Name:	Shawn D. Hall
	Title:	Senior Vice President, General Counsel and Secretary